SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Soliciting Material Under Rule
☐	Confidential, For Use of the	14a-12
Commission Only (as permitted
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials

PLATO Learning, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Stockholders:

Our directors and officers join me in extending a cordial invitation to attend the Annual Meeting of Stockholders of PLATO Learning, Inc., (the “Company”), a Delaware corporation, at 2:30 p.m. (CT) on Thursday, March 26, 2009, at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the meeting.

For the second year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet.  As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2008 Annual Report.  The notice contains instructions on how to access those documents over the Internet.  The notice also contains instructions on how to obtain a paper copy of our proxy materials, including this Proxy Statement, our 2008 Annual Report and a form of proxy card or voting instruction card.  All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.  We believe that this process is preferred by a majority of our stockholders, reduces the cost of printing and distributing our proxy materials and conserves natural resources.

At last year’s Annual Meeting over 95% of the outstanding shares were represented.  It is important that your shares be represented whether or not you are personally able to attend the meeting.  Regardless of the number of shares you own, your vote is important.  You may vote by proxy over the Internet or by telephone, or if you received paper copies of the proxy materials by mail, by following the instructions on the proxy card or voting instruction card.  Voting via Internet, telephone or proxy card in advance will not limit your right to vote in person or to attend the Annual Meeting.

The continuing interest of the stockholders in our business is gratefully acknowledged and we look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Vincent P. Riera
Vincent P. Riera
President and Chief Executive Officer
February 13, 2009

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN  55437

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN  55437

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 26, 2009
To Our Stockholders:

The Annual Meeting of Stockholders of PLATO Learning, Inc. (the “Company”) will be held at 2:30 p.m. (CT) on Thursday, March 26, 2009, at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, for the purpose of considering and voting on the following matters:

1.	To elect three directors to the Board of Directors.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

3.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on January 30, 2009 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement.  Whether or not you plan to attend the Annual Meeting in person, you are urged to vote by Internet, telephone or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or the voting instruction card.  If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

To vote by Internet, please access the website, www.proxyvote.com.  Have your proxy card in hand when you access the web site and follow the instructions.  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (ET) on March 25, 2009.

To vote by touch tone telephone, please call 1-800-690-6903.  Please have your proxy card in hand when you call and then follow the instructions.  You may vote by telephone at any time until 11:59 p.m. (ET) on March 25, 2009.

To vote by mail, please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLATO Learning, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  If you vote by Internet or telephone please do not mail a Proxy Card.

BY THE ORDER OF THE BOARD OF DIRECTORS,
/s/ Robert J. Rueckl
Robert J. Rueckl
Corporate Secretary
February 13, 2009

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN  55437

PROXY STATEMENT
Annual Meeting and Proxy Solicitation Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, March 26, 2009 at 2:30 p.m. (CT) at our corporate headquarters, 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, and at any adjournment thereof, for the purpose set forth in the Notice of Annual Meeting of Stockholders.

If you plan to attend the meeting in person and you hold your shares directly in your name, you may be asked to present a form of personal identification in order to be admitted to the meeting.  You have the right to vote your shares in advance of the meeting or in person at the meeting.  If your shares are held in street name by a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement.  You have the right to direct your bank, broker or other holder of record on how to vote your shares in advance of the meeting.

Electronic Notice and Mailing

Pursuant to the rules promulgated by the U.S. Securities and Exchange Commission, the Company has elected to make its proxy materials available to you on the Internet or by delivering paper copies of these materials to you by mail.  Accordingly, the Company mailed a Notice of Internet Availability of Proxy materials (“Notice of Internet Availability”) to its beneficial owners on or about February 13, 2009.  On the date of the mailing of the Notice of Internet Availability and for a period of one year, all beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com.

The proxy materials include:

•	Our proxy statement for the Annual Meeting; and
•	Our 2008 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

The Notice of Internet Availability:

•	Identifies the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter;
•	Contains instructions on how to view our proxy materials for the Annual Meeting on the Internet;
•	Contains instructions on how to vote using the Internet or in person; and
•	Includes a toll-free number, an email address and a website where beneficial owners can request a paper or email copy of our proxy materials.

Who Can Vote

Only the holders of our common stock whose names appear of record on our books at the close of business on January 30, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting.  At the close of business on the Record Date, a total of 24,084,175 shares of common stock were outstanding.  Each holder of common stock is entitled to one vote for each share held.  Stockholders do not have the right to vote cumulatively as to any matter.  A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum.

Voting

Votes cast by Internet, telephone, proxy or in person at the Annual Meeting will be tabulated by the inspectors of election we have appointed for the Annual Meeting, and the number of stockholders present in person and by proxy will determine whether or not a quorum is present.  The three director nominees who receive the most votes cast at the annual meeting will be elected.  The affirmative vote of a majority of shares present or represented and entitled to vote is required for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.  If a broker, bank, custodian, nominee or other record holder of our common stock indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.  However, broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

A stockholder may, with respect to the election of directors in Proposal 1, (i) vote “FOR” the election of all named director nominees, (ii) “WITHHOLD” authority to vote for all named director nominees, or (iii) vote “FOR” the election of all named director nominees except any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card.

A stockholder may, with respect to Proposal 2, (i) vote “FOR” such proposal, (ii) vote “AGAINST” such proposal, or (iii) “ABSTAIN” from voting on such proposal.  Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented and entitled to vote on a proposal.  Therefore, since approval of Proposal 2 requires a vote “for” a majority of the shares of common stock present or represented and entitled to vote, abstentions have the same effect as a vote “against” this proposal.

Shares of common stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder.  If no direction is made in a signed proxy, the proxy will be voted “FOR” the election of all named director nominees in Proposal 1 and “FOR” Proposal 2.  A stockholder may revoke his or her proxy voting instructions at any time before it is voted by delivering to the Secretary of the Company a written notice of termination of the proxy’s authority, by filing with an officer of the Company another proxy bearing a later date before the Annual Meeting, or by appearing and voting at the Annual Meeting.  Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Other

We will pay any expenses in connection with the solicitation of proxies.  Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecommunications, or personal calls.

Our 2008 Annual Report to Stockholders and our Annual Report on Form 10-K, including financial statements, are made available free of charge on our website http://www.plato.com/proxy/index.html, as well as the Securities and Exchange Commission’s website (www.sec.gov).  Additional copies of our Annual Report on Form 10-K will be provided without charge upon written request directed to Investor Relations, PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437.

Securities and Exchange Commission rules allow us to deliver a single copy of an Annual Report on Form 10-K and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.  We believe this rule benefits both you and the Company, by eliminating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs.  Each stockholder will continue to receive a separate proxy card or voting instruction card.  If a bank, broker or other holder of record holds your shares you may continue to receive some duplicate mailings.

Promptly upon written or oral request to Investor Relations, we will deliver a separate copy of an Annual Report on Form 10-K or proxy statement to a stockholder at a shared address to which a single copy of an Annual Report on Form 10-K and proxy statement was delivered.  In addition, if two or more stockholders sharing an address wish to request delivery of a single copy of an Annual Report on Form 10-K and proxy statement, they should contact Investor Relations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information provided to the Company, as of February 5, 2009, as to the beneficial ownership of our common stock by each person known to be the beneficial owner of more than 5% of our common stock.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Ownership Percentage(1)

Steven R. Becker (2)	3,869,523	16.1%
300 Crescent Court, Ste. 1111
Dallas, TX 75201
S Squared Technology LLC (3)	2,383,500	9.9%
515 Madison Avenue
New York, NY 10022
Royce & Associates, LLC (4)	2,368,072	9.8%
1414 Avenue of the Americas
New York, NY 10019
Rutabaga Capital Management (5)	2,170,132	9.0%
64 Broad Street, 3rd Floor
Boston, MA 02109
Alexander Capital Advisors, LLC (6)	2,126,015	8.8%
111 Elm Street
New Canaan, CT 06840
Reed Conner & Birdwell LLC (7)	1,909,715	7.9%
11111 Santa Monica Blvd., Suite 1700
Los Angeles, CA 90025
Wells Fargo & Company (8)	1,804,305	7.5%
420 Montgomery Street
San Francisco, CA 94163
Dimensional Fund Advisors, Inc. (9)	1,514,496	6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Security Investors, LLC (10)	1,261,450	5.2%
1 Security Benefit Place
Topeka, KS 66636

(1) Based on 24,084,175 shares of our common stock outstanding on January 30, 2009.  In accordance with SEC rules, percent of class is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding on the Record Date plus the number of shares subject to securities exercisable by that person or group within 60 days after the Record Date.

(2) Based on information in Schedule 13D/A, dated February 5, 2009 and filed with the Securities and Exchange Commission, indicating that Steven R. Becker is the beneficial owner of and possesses sole investment and voting power with respect to 3,869,523 shares.

(3) Based on information in Schedule 13G/A, dated December 31, 2008 and filed with the Securities and Exchange Commission, indicating that S Squared Technology, LLC is the beneficial owner of, and possesses sole voting and dispositive power with respect to 2,383,500 shares.

(4) Based on information in Schedule 13G/A, dated December 31, 2008 and filed with the Securities and Exchange Commission, indicating that Royce & Associates, LLC is the beneficial owner of, and possesses sole investment, voting and dispositive power with respect to 2,368,072 shares.

(5) Based on information in Schedule 13G/A, dated December 31, 2008 and filed with the Securities and Exchange Commission, indicating that Rutabaga Capital Management is the beneficial owner and possesses dispositive power with respect to 2,170,132 shares, possesses sole voting power with respect to 808,200 shares and possesses shared voting power with respect to 1,361,932.

(6) Based on information in Schedule 13G, dated December 31, 2008 and filed with the Securities and Exchange Commission, indicating that Alexander Capital Advisors, LLC is the beneficial owner of, and possesses sole investment, voting and dispositive power with respect to 2,126,015 shares.

(7) Based on information in Schedule 13G, dated November 11, 2008 and filed with the Securities and Exchange Commission, indicating that Reed Conner & Birdwell, LLC. is the beneficial owner of, and possesses sole investment and voting power with respect to, 1,909,715 shares.

(8) Based on information in Schedule 13G, dated December 31, 2008 and filed with the Securities and Exchange Commission, indicating that Wells Fargo & Company and related entities possess (a) sole investment power with respect to 1,804,305 shares, (b) sole voting power with respect to 1,798,111 shares, (c) sole dispositive voting power with respect to 1,800,950 and (d) no voting power with respect to 2,839 shares.

(9) Based on information in Schedule 13F, dated September 30, 2008 and filed with the Securities and Exchange Commission, indicating that Dimensional Fund Advisors, Inc. and related entities are the beneficial owners of 1,514,496 shares, possess sole voting power with respect to 1,470,939 shares and possess no voting power with respect to 43,557 shares.

(10) Based on information in Schedule 13F, dated September 30, 2008 and filed with the Securities and Exchange Commission, indicating that Security Investors, LLC is the beneficial owner and possesses sole investment and voting power with respect to 1,261,450 shares.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

The following table presents information as of January 30, 2009 as to the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer included in the Summary Compensation Table herein, and by all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Ownership Percentage (1)

Named Executive Officers:
Michael A. Morache (2)	537,131	2.2%
Robert J. Rueckl (3)	83,631	*
James T. Lynn (4)	166,226	*
David H. LePage (5)	160,912	*
Vincent P. Riera (6)	62,298	*

Directors and Nominees:
Steven R. Becker (7)	(7)	*
Matthew A. Drapkin (8)	-	*
Susan E. Knight (9)	49,000	*
John G. Lewis (10)	20,000	*
M. Lee Pelton (11)	48,000	*
Robert S. Peterkin (12)	37,000	*
John T. (Ted) Sanders (13)	83,000	*
David W. Smith (14)	239,969	1.0%

All Current Directors and Executive
Officers as a Group (11 individuals) (15)	1,487,167	5.9%

(1) “Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.  Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 30, 2009 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person.  The amounts and percentages are based upon 24,084,175 shares of our common stock outstanding as of January 30, 2009.  Restricted stock is included in the beneficial ownership amounts even though it may not be transferred.  An asterisk in the Ownership Percentage column indicates beneficial ownership of less than 1%.

(2) Includes 467,800 shares subject to exercisable options. Mr. Morache stepped down as President and Chief Executive Officer and as a member of the Board of Directors on October 31, 2008 and ceased being an employee of the Company on December 31, 2008.

(3) Includes 62,250 shares subject to exercisable options.
(4) Includes 141,933 shares subject to exercisable options.
(5) Includes 137,102 shares subject to exercisable options.
(6) Includes 39,266 shares subject to exercisable options and 13,500 shares of restricted stock, of which 4,500 shares will vest and restrictions will lapse on each of 4/16/09, 4/16/10 and 4/16/11.
(7) See “Security Ownership of Certain Beneficial Owners” above for Mr. Becker’s beneficial ownership.  See “Changes to our Board of Directors” below for a description of the agreement pursuant to which Mr. Becker will become a director on March 18, 2009.

(8) See “Changes to our Board of Directors” below for a description of the agreement pursuant to which Mr. Drapkin will become a director on March 18, 2009.
(9) Includes 45,000 shares subject to exercisable options.
(10) Includes 15,000 shares subject to exercisable options.
(11) Includes 45,000 shares subject to exercisable options.
(12) Includes 35,000 shares subject to exercisable options.
(13) Includes 71,000 shares subject to exercisable options.
(14) Includes 66,903 shares subject to shared dispositive power and 165,000 shares subject to exercisable options.

(15)  Does not include any shares beneficially owned by Mr. Becker or Mr. Drapkin.  Mr. Becker’s beneficial ownership as of a more recent date is reflected in “Security Ownership of Certain Beneficial Owners” above.  Mr. Drapkin did not beneficially own any shares as of the date of this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Executive officers, directors, and greater than 10% beneficial owners are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during 2008, except that Mr. Smith had one late filing on December 17, 2007 to report 14 shares that were sold on December 5, 2007.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of seven persons (each a “Director”) and is divided into three classes.  The Board has taken action to increase its size to nine persons, effective as of March 18, 2009, as described below under “Changes to our Board of Directors.” The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.  Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled only by the vote of a majority of the Directors then in office provided that a quorum is present.  Any other vacancies may be filled by a majority of the Directors then in office, even if less than a quorum is present.  Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

The Directors up for election are elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of the shares represented and entitled to vote in the election. Thus, assuming a quorum is present, the person or persons receiving the greatest number of votes “FOR” will be elected to serve as a member of the Board.  Accordingly, abstentions and non-votes with respect to the election of directors will not affect the outcome of the election of directors.  If the nominee should be unable or unwilling to serve as a Director, an event that is not anticipated, the proxies will be voted for a substitute nominee designated by the Board.

The terms of the Class I Directors expire with this Annual Meeting of Stockholders.  Each of the nominees for Class I Director, if elected, will serve three years until the 2012 Annual Meeting of Stockholders or until a successor has been elected and qualified.  The current Class II Directors will continue in office until the 2010 Annual Meeting.  The current Class III Directors will continue in office until the 2011 Annual Meeting.

Changes to our Board of Directors

In March 2008, Debra A. Janssen notified the Board that she had accepted a new position and that due to additional time commitments associated with her change in employment, she had decided to resign from the Board of Directors effective March 27, 2008, and the Board decreased in size from ten to nine Directors.  On September 11, 2008, John G. Lewis was elected to the Board, increasing its size to ten Directors.  On October 31, 2008, Michael A. Morache resigned from the Board and on November 1, 2008, Vincent P. Riera, who succeeded Mr. Morache as Chief Executive Officer, was appointed to the Board.  In September 2008, the  Board decided to bring the Board’s cost and size more in line with comparably sized companies.  As a result, Ruth Greenstein, Joseph Duffy and Warren Simmons resigned from the Board after the December 11, 2008 Board meeting decreasing the size of the Board to seven Directors.

Pursuant to an agreement between the Company, Steven R. Becker and certain stockholders affiliated with him (collectively, the “Becker Group”), and Matthew A. Drapkin, effective as of March 18, 2009, the Company will increase the size of the Board from seven to nine directors.  The Company also will add Messrs. Becker and Drapkin to the Board effective as of that date.  Mr. Becker will be added as a Class I director and the Company has agreed to nominate him for reelection to the Board at this Annual Meeting of Stockholders.  Mr. Drapkin will serve as a Class II director and his term as a Director will expire at the 2010 Annual Meeting of Stockholders.  Pursuant to the Company’s agreement with the Becker Group and Mr. Drapkin, the Becker Group and Mr. Drapkin will cause all shares of the Company’s common stock beneficially owned by them to be present at this Annual Meeting of Stockholders and voted in favor of the nominees (including Mr. Becker) recommended by the Board. The agreement also contains certain restrictions on the Becker Group, which generally terminate on the date that is three months after the date on which Mr. Becker ceases to be a member of the Board (or, if later, the date that is 70 days prior to the date of the 2010 Annual Meeting of Stockholders).  The agreement contains similar restrictions on Mr. Drapkin, which generally terminate on the date that is three months after the date on which he ceases to be a member of the Board (or, if later, the date that is 70 days prior to the date of the 2010 Annual Meeting of Stockholders).  During the period for which the restrictions apply, the Becker Group and Mr. Drapkin are restricted, subject to certain limited exceptions, from activities with respect to: (i) influence or control of Company management or obtaining Board representation, engaging in activities in opposition to the Board recommendations or submitting any proposal or director nomination to the Company’s stockholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Becker Group or any group deemed to arise from the agreement; and (iii) public disparagement of any member of the Board or Company management.

The following sets forth information as to the nominees for election and each of the Directors continuing in office.

NOMINEES FOR DIRECTOR

Class I – Serving Until 2012 Annual Meeting

M. Lee Pelton
Age:	58

Director Since:	2005

Principal Occupation:	President, Willamette University

Recent Business Experience:
Dr. Pelton has served as President of Willamette University since July 1999.  Prior to that, Dr. Pelton served as Dean at Dartmouth College from 1991 to 1998 and at Colgate University from 1988 to 1991.  He currently serves as a member of several national education boards and committees, including the American Council on Education and the Harvard University Board of Overseers.

Other Directorships:	Portland General Electric (PGE)

John T. (Ted) Sanders
Age:	68

Director Since:	2003

Principal Occupation:	Chairman, Ellis University

Recent Business Experience:
Dr. Sanders has served as Chairman of Ellis University since May 2008.  Dr. Sanders previously served as Executive Chairman of the Cardean Learning Group from February 2005 through May 2008 and from September 2006 through August 2007, he was also Chief Executive Officer.  Previously, he served as President of the Education Commission of the States (“ECS”), an organization of states working on education policy, from February 2000 to January 2005.  Prior to joining ECS, Dr. Sanders was President of Southern Illinois University from July 1995 to February 2000.  His experience as an educator includes time as a classroom teacher, chief state school officer of Ohio, Illinois and Nevada, and acting U.S. Secretary of Education from 1990-1991.

Steven R. Becker
Age:	42

Director Effective as of:	March 18, 2009. See “Changes to our Board of Directors” above for a description of the agreement pursuant to which Mr. Becker will become a Director.

Principal Occupation:	Managing Partner, Greenway Capital

Recent Business Experience:
Mr. Becker has served as the managing partner and founder of Greenway Capital, a Dallas based small cap investment fund since September 2004.  Greenway focuses primarily on investing in small public companies with a concentration in healthcare and technology businesses.  Prior to founding Greenway, Mr. Becker was a partner at the Special Situations Funds, a New York City based asset manager. Mr. Becker joined Special Situations in April 1997 and ran the Special Situations Private Equity Fund since its inception.  Prior to joining Special Situations, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities.  He began his career at Manley Fuller Asset Management in New York as a small cap analyst.

Other Directorships:	Strategic Diagnostics, Inc. (SDIX)

The Board of Directors recommends that stockholders vote “FOR” the nominees in Proposal 1.  Unless otherwise indicated, proxies solicited by the Board will be voted for the Class I nominees for the Board of Directors named above.

DIRECTORS CONTINUING IN OFFICE

Class II – Serving Until 2010 Annual Meeting

Susan E. Knight
Age:	54

Director Since:	2005

Principal Occupation:	Vice President and Chief Financial Officer, MTS Systems Corporation

Recent Business Experience:
Ms. Knight has served as Vice President and Chief Financial Officer of MTS Systems Corporation since October 2001.  Prior to that, Ms. Knight spent 24 years with Honeywell International in a variety of positions from general accounting manager to chief financial officer of the global Home and Building Controls division.

Other Directorships:	SurModics, Inc.

David W. Smith
Age:	64

Director Since:	2004

Principal Occupation:	Chairman of the Board, PLATO Learning, Inc.

Recent Business Experience:
Mr. Smith served as Executive Chairman of the Board of PLATO Learning, Inc. from March 2005 to June 2007, at which time he ceased to be an employee of the Company.  Previously, he was interim President and Chief Executive Officer of PLATO Learning, Inc. from November 2004 to February 2005, prior to which he served as a Business Consultant.  From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services, and technologies to customers in education, government, and business.  He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000.  Prior to NCS, Mr. Smith was a publisher of professional, technical, and scholarly books and materials as a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions from 1984 to 1988.

Other Directorships:	Scientific Learning Corporation (SCIL)
Capella Education Company (CPLA)

Matthew A. Drapkin
Age:	36

Director Effective as of:	March 18, 2009. See “Changes to our Board of Directors” above for a description of the agreement pursuant to which Mr. Drapkin will become a Director.

Principal Occupation:	Head of Research, Special Situations, and Private Equity, ENSO Capital

Recent Business Experience:
Mr. Drapkin has served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund since March 2008.  From January 2003 to March 2008 Mr. Drapkin worked at MacAndrews & Forbes where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities.  Prior to MacAndrews, Mr. Drapkin was the general manager of several Conde Nast interest sites and an investment banker at Goldman Sachs.

Class III – Serving Until 2011 Annual Meeting

John G. Lewis
Age:	43

Director Since:	2008

Principal Occupation:	Principal, Highline Partners LLC

Recent Business Experience:
Mr. Lewis has served as Principal of Highline Partners LLC, a business advisory service for middle-market technology businesses since March 2008.  Previously, Mr. Lewis was CEO of GeoLogic Solutions, Inc., a provider of fleet management systems to trucking companies, from January 2005 until March 2008.  Prior to that, Mr. Lewis was Chief Operating Officer and Chief Financial Officer of XATA Corporation, a provider of fleet management systems to large distribution companies, from January 2001 until January 2005.

Robert S. Peterkin
Age:	63

Director Since:	2006

Principal Occupation:	Director of the Urban Superintendents Program and Francis Keppel Senior Lecturer on Educational Policy and Administration at the Harvard Graduate School of Education

Recent Business Experience:
Since 1991, Dr. Peterkin has led the Urban Superintendents Program at Harvard with the mission to help superintendents in urban schools elevate their political, managerial, and educational leadership skills and to drive qualitative change for teachers and learners. In 2003, Dr. Peterkin helped form and launch the Public Education Leadership Project, a collaborative initiative by the faculty of Harvard’s Business and Education Schools, to improve the administrative management and educational outcomes of urban school systems. Dr. Peterkin has written and lectured on equitable school choice, school governance, school desegregation, women and people of color in leadership, the achievement gap, and the impact of school reform on the achievement of African-American children.  Dr. Peterkin has focused entirely on education during his 41-year career and is one of our nation’s leading advocates for urban education reform.  Dr. Peterkin has been a teacher, administrator, and superintendent of Cambridge (Mass.), Boston (Mass.) and Milwaukee (Wis.) Public Schools.

Other Directorships:	Cambridge Bancorp, Cambridge Trust Bank

Vincent P. Riera
Age:	38

Director Since:	2008

Principal Occupation:	President and Chief Executive Officer, PLATO Learning, Inc.

Recent Business Experience:
Mr. Riera has served as President and Chief Executive Officer of PLATO Learning, Inc. since November 1, 2008.  Prior to that, he was Senior Vice President, Sales and Services of PLATO Learning, Inc. from September 2007 until November 2008, and Senior Vice President, K-12 Sales of PLATO Learning, Inc. from April 2007 until September 2007. Previously, Mr. Riera served as Vice President, Sales at Gateway, Inc., a manufacturer of computers and accessories, from September 2004 to April 2007 and as Vice President, Sales at Equant, Inc., a division of France Telecom, a global telecommunications company, from March 2000 to September 2004.

For the remainder of this Proxy Statement, unless otherwise stated, the years 2008, 2007 and 2006 refer to our fiscal years ended October 31, 2008, 2007 and 2006, respectively.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held eight meetings in 2008 (including regularly scheduled and special meetings).  Each of our Directors attended or participated in at least 80% of the aggregate total number of meetings of the Board of Directors and committees of the board on which they served (during the periods that they served as a director in 2008), except Dr. Simmons, who attended 59%.  Regular attendance at meetings by the Directors is expected pending unforeseeable intervening circumstances.  In addition, in 2008, the Board passed two resolutions by unanimous written consent.  We expect each Director to attend the Annual Meeting and all of our Directors who served as a director at the time of our 2008 Annual Meeting of Stockholders were in attendance.

In 2008, the outside Directors of the Board met five times in executive session where only outside Directors were present.  During three of those sessions, all outside Directors were present and during one of those sessions, all but two outside Directors were present and during one of those sessions, all but three outside Directors were present.

The Board of Directors has an Audit Committee, Compensation Committee, Nominating & Governance Committee, and Marketing Committee.  The Audit Committee, Compensation Committee, Nominating & Governance Committee, and Marketing Committee have each adopted a written charter, copies of which are available on our website at www.plato.com/Investor-Relations/Corporate-Governance/Committee-Charters.aspx.

Below is a listing of the Board of Directors and their Committee memberships:

Director Name	Audit	Compensation	Nominating & Governance	Marketing

Joseph E. Duffy (1)		X*	X
Ruth L. Greenstein (2)	X*		X
Debra A. Janssen (3)	X	X
Susan E. Knight (4)	X*		X
John G. Lewis (5)	X	X*	X
Michael A. Morache (6)
M. Lee Pelton (7)	X	X		X
Robert S. Peterkin (8)			X	X*
Vincent P. Riera (9)
John T. (Ted) Sanders (10)		X	X*	X
Warren Simmons (11)		X		X
David W. Smith
2008 Meetings	5	6	4	3
* Chair

(1) Mr. Duffy resigned from the Board of Directors effective December 11, 2008.
(2) Ms. Greenstein was Chair of the Audit Committee until September 11, 2008 and a member through December 11, 2008. She was a member of the Nominating & Governance Committee until September 11, 2008. Ms. Greenstein resigned from the Board of Directors effective December 11, 2008.

(3) Ms. Janssen was appointed to the Compensation Committee, effective November 5, 2007. She resigned from the Board of Directors effective March 27, 2008.
(4) Ms. Knight was appointed chair of the Audit Committee and a member of the Nominating & Governance Committee on September 11, 2008.
(5) Mr. Lewis was appointed to the Board of Directors and became a member of the Audit Committee and Compensation Committee on September 11, 2008. He was appointed Chair of the Compensation Committee and member of Nominating & Governance Committee on December 11, 2008.

(6) Mr. Morache stepped down as President and Chief Executive Officer of the Company and as a member of the Board of Directors effective October 31, 2008.
(7) Dr. Pelton was appointed to the Audit Committee and Compensation Committees on March 27, 2008.
(8) Dr. Peterkin was appointed a member of the Nominating & Governance Committee on December 12, 2007.
(9) Mr. Riera was appointed as President and Chief Executive Officer and as a member of the Board of Directors, effective November 1, 2008.
(10) Dr. Sanders is the lead director of the Board of Directors. Dr. Sanders was appointed a member of the Compensation Committee on December 11, 2008.
(11) Dr. Simmons resigned from the Board of Directors effective December 11, 2008 and has entered into an agreement with the Company to be an advisor to the Marketing Committee for a term to expire at the time of the 2010 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee reviews the scope and results of the audit and other services provided by our independent registered public accounting firm and in consultation with management appoints and discharges the Company’s independent registered public accounting firm.  The Audit Committee also reviews the Company’s financial statements and other financial information provided by the Company to the stockholders and the SEC, and the adequacy and effectiveness of the internal accounting and financial controls of the Company.  The Audit Committee met five times in 2008.

The current members of the Audit Committee are Ms. Knight (Chair), Mr. Lewis, and Dr. Pelton.  All members of the Audit Committee are independent as defined by NASD Marketplace Rule 4200 and Exchange Act Rule 10A-3(b)(1) and are able to read and understand fundamental financial statements.  The Board has determined that Ms. Knight and Mr. Lewis are the Audit Committee’s Financial Experts.

Compensation Committee

The Compensation Committee administers and makes awards under our stock incentive plan and also studies and recommends the implementation of all compensation programs for our Directors and named executive officers.  The roles of management and compensation consultants in the compensation process are discussed in “Compensation Discussion and Analysis.”  The Compensation Committee met six times in 2008.  In addition, the Compensation Committee passed one resolution by unanimous written consent in 2008.

The current members of the Compensation Committee are Mr. Lewis (Chair), Dr. Pelton and Dr. Sanders.  In December 2008, Dr. Sanders became a member of the Compensation Committee.  All members of the Compensation Committee were independent during the period they served as a committee member in 2008.

Nominating & Governance Committee

The Nominating & Governance Committee establishes corporate governance principles, evaluates qualifications and candidates for positions on the Board, and nominates new and replacement members for the Board.  In reviewing candidates for the Board, the Nominating & Governance Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of the Company and its stockholders.  Some of the factors considered in this evaluation include experience in the areas of strategy, education, technology, sales and marketing and finance, as well as geographic and cultural diversity.  The Nominating & Governance Committee reviews the qualification of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to stockholders for election at each Annual Meeting. In addition, the Nominating & Governance Committee will consider nominees for the Board by security holders in the same manner that it considers all director candidates.  Stockholders who wish to suggest qualified candidates to the Nominating & Governance Committee should write to the Company’s address directed to the Secretary, stating in detail the candidate’s qualifications for consideration by the Nominating & Governance Committee.  If a stockholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with the proxy rules and our charter documents.  In addition, the Nominating & Governance Committee facilitates an annual evaluation by the Board members of the Board.  The Nominating & Governance Committee met four times in 2008.

The current members of the Nominating & Governance Committee are Dr. Sanders (Chair), Ms. Knight, Mr. Lewis and Dr. Peterkin.  In December 2008, Mr. Lewis became a member of the Nominating & Governance Committee.  Effective as of March 18, 2009, Mr. Becker will become a member of the Nominating & Governance Committee.  All members of the Nominating & Governance Committee were independent during the period they served as a committee member in 2008.

Marketing Committee

The Marketing Committee advises management and the Board with respect to the alignment of the Company’s strategies to the needs and opportunities in education; contribute ideas as appropriate to the development of important strategic accounts; and assist in the appropriate and effective communication and marketing messages for key education constituencies.  The Marketing Committee met three times in 2008.

The current members of the Marketing Committee are Dr. Peterkin (Chair), Dr. Pelton, and Dr. Sanders.  Dr. Simmons is an advisor to the Marketing Committee.

DIRECTOR INDEPENDENCE

Mr. Becker, Mr. Drapkin, Ms. Knight, Mr. Lewis, Dr. Pelton, Dr. Peterkin and Dr. Sanders have been affirmatively determined by the Board to be independent, as defined in the NASD Marketplace Rule 4200 and the Company’s Corporate Governance Guidelines.  In addition, Mr. Duffy, Ms. Greenstein Ms. Janssen and Dr. Simmons were determined to be independent during their service on the Board in 2008.  None of these independent directors have any relationship with the Company other than being a director and a stockholder.  None of these independent directors have any relationship, transaction or arrangement that interferes with such director’s independence.  The members of the Audit Committee, Nominating & Governance Committee and Compensation Committee are all independent directors, as defined in the NASD Marketplace Rule 4200 and the Company’s Corporate Governance Guidelines.  Dr. J. Ted Sanders is the Lead Director and presides at all executive sessions of the Board.

DIRECTOR COMPENSATION

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the form and amount of compensation for non-employee directors.  Directors who are employees of the Company receive no compensation for service on the Board.  The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership.  In general, the Board of Directors believes that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders.

Each non-employee director receives an annual Board cash retainer of $20,000 for service in the director year going forward at the time of the Annual Meeting of Stockholders.  A non-employee chairman of the board receives an additional annual cash retainer of $10,000.  Each new director receives a one-time prorated cash payment on the date of election to the Board.  Each non-employee director also receives a cash fee of $1,500 for each Board meeting attended in person.  The Audit Committee chair, the Compensation Committee chair, and the Nominating & Governance Committee chair each receives a cash fee of $2,000 for attendance in person of each respective committee meeting they chair.  The Marketing Committee chair receives a cash fee of $1,250 for each Marketing Committee meeting attended in person.  All non-chair members of the Audit, Compensation, Nominating & Governance, Marketing, and any ad-hoc Committee receives a cash fee of $750 for each committee meeting attended in person.  Fees for any meeting attended by phone are 50% of the in-person meeting fees stated above.  Total cash payments for services to non-employee directors in 2008 were $307,375.

Each non-employee director receives an annual grant of 1,000 shares of restricted stock for service in the director year going forward at the time of the Annual Meeting of Stockholders.  The restricted stock vests immediately and restrictions lapse the earlier of (i) the non-employee director’s death, (ii) the non-employee director’s disability (as determined by the Company), (iii) five years from the date of grant, (iv) the non-employee director’s retirement from the Board of Directors, (v) the non-employee director’s resignation from the Board of Directors, or (vi) the occurrence of a change-in-control (as such terms are defined in the Company’s stock incentive plan).  During 2008, 8,000 restricted shares of our common stock were awarded to non-employee directors.

Each non-employee director also receives an annual grant of options to purchase 10,000 shares of common stock for service in the director year going forward at the time of the Annual Meeting of Stockholders at the fair market value on the date of grant.  A non-employee Chairman of the Board also receives an additional annual grant of options to purchase 5,000 shares.  Each non-employee director who serves as chair of the Audit Committee, Compensation Committee or Nominating & Governance Committee also receives an additional annual grant of options to purchase 1,500 shares.  Each new director receives a one-time grant of options to purchase 15,000 shares of common stock at the fair market value on the date of grant, which is the date of election to the Board of Directors. Options are immediately exercisable. The Chairman of the Board has the option to recommend additional grants based on Company performance and the achievement of goals.  Grants made in March 2003 and after, have a term of eight years, and prior option grants have a term of ten years.  Upon termination of a non-employee director’s service of five or more years on the Board, options held by such director are exercisable through the original term of the option.  Upon termination of a non-employee director’s service of less than five years, options held by such director that were granted prior to March 2006 are exercisable for a period of 90 days after termination, and options that were granted in March 2006 and after are exercisable for a period of one year after termination.  Options to acquire 104,500 shares of our common stock were granted to our non-employee directors during 2008.

All travel and business expenses relating to meeting attendance by non-employee directors or to conduct business on behalf of the Company are reimbursed.

The table below summarizes the compensation paid by the Company to the non-employee Directors for the year ended October 31, 2008.

	Fees Earned
	or Paid	Stock	Option
Director Name	in Cash	Awards (1, 2, 3)	Awards (1, 2)	Total

Joseph E. Duffy	$39,750	$2,850	$14,304	$56,904
Ruth L. Greenstein	35,750	2,850	14,304	52,904
Debra A. Janssen	8,250	-	-	8,250
Susan E. Knight	34,500	2,850	12,438	49,788
John G. Lewis	13,375	-	16,695	30,070
M. Lee Pelton	33,750	2,850	12,438	49,038
Robert S. Peterkin	32,500	2,850	12,438	47,788
John T. (Ted) Sanders	41,750	2,850	14,304	58,904
Warren Simmons	29,000	2,850	12,438	44,288
David W. Smith (4)	$38,750	$2,850	$18,657	$60,257

(1) The number of outstanding stock awards and option awards held by each Director at October 31, 2008 are set forth in the chart below:

	Outstanding	Outstanding
	Stock	Option
	Awards	Awards
Director Name	at 10/31/08	at 10/31/08

Joseph E. Duffy	5,000	88,250
Ruth L. Greenstein	5,000	94,100
Debra A. Janssen (a)	-	20,000
John G. Lewis	-	15,000
Susan E. Knight	3,000	45,000
Michael A. Morache	-	467,800
M. Lee Pelton	3,000	45,000
Robert S. Peterkin	2,000	35,000
John T. (Ted) Sanders	5,000	71,000
Warren Simmons	2,000	35,000
David W. Smith	3,000	165,000

(a)   Effective March 27, 2008, Ms. Janssen resigned from the Board.  Under the terms of her award agreements, two options, totaling 10,000 shares each, remain exercisable for one year from the date of her termination from the Board of Directors (3/27/09).

(2) The amounts set forth in the Stock Awards and Option Awards columns represent the compensation expense recognized by the Company in 2008 with respect to the annual awards issued to each Director in March 2008.  There was no compensation expense recognized by the Company in 2008 with respect to options awarded in prior years.  The amount of the expense is determined based on Statement of Financial Accounting Standard 123(R) (“SFAS 123(R)”).  See Note 13 to the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2009 for discussion of equity valuation assumptions.

(3) The amounts set forth in the Stock Awards column represent the full grant date fair value of the restricted shares issued to each Director in 2008, which is determined by multiplying the number of restricted shares granted by the grant date fair market value of a share of common stock ($2.85 on March 27, 2008 for all except John Lewis and $2.53 on 9/11/08 for John Lewis).

(4) Mr. Smith had a consulting agreement with the Company that expired in June 2008, for which he was paid $3,000 in 2008.  See “Certain Relationships and Related Transactions” for additional information. This amount is not reflected in the table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members during their term in 2008 were employees or executive officers of the Company.  None of our directors or executive officers is a director or executive officer of any other company that has a director or executive officer that is also a director of the company.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.  A proposal to ratify this appointment will be presented at the Annual Meeting.  A representative from Grant Thornton LLP will be present at the Annual Meeting to make a statement, if desired, and respond to appropriate questions from stockholders.

During the Company’s 2008 fiscal year, it did not consult with Grant Thornton LLP with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Principal Accountants

The following table sets forth the aggregate fees billed to us by Grant Thornton LLP for services related to 2008 and 2007, respectively:

	2008	2007
Audit Fees (1)	$336,000	$363,000
Audit -Related Fees (2)	24,000	21,000
Total	$360,000	$384,000

(1) Audit Fees consist of fees paid for professional services rendered in connection with the audit of our annual financial statements and system of internal control over financial reporting, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for services rendered in connection with statutory and regulatory filings.

(2) Audit-Related Fees consist of fees paid for professional services rendered in connection with employee benefit plans.

The fees of Grant Thornton LLP are pre-approved by the Audit Committee in accordance with its policies and procedures.  For 2008, 100% of the fees incurred were pre-approved.

The Audit Committee charter requires that the Audit Committee, or one of the Audit Committee’s members who is delegated authority, approve the retention of our independent registered public accounting firm for any non-audit services and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining that firm’s independence, prior to engagement for the services.  Any non-audit services approved pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting after the approval.  The Audit Committee actively monitors the relationship between audit and non-audit services provided.

If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the appointment of Grant Thornton LLP.  Abstentions will have the same effect as votes against the appointment, and non-votes will reduce the number of shares present and entitled to vote on the proposal.

The Board of Directors recommends that stockholders vote “FOR” Proposal 2.  Unless otherwise indicated, proxies solicited by the Board will be voted to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  All of the members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards).

In discharging its responsibilities for oversight of the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement and a letter from the independent registered accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and has discussed the firm’s independence.  The Audit Committee discussed and reviewed with the independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent registered public accounting firm’s audit of the financial statements for the year ended October 31, 2008.  The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended October 31, 2008 with management and the independent registered public accounting firm.

Management has the responsibility for preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.  Based upon the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2008, for filing with the Securities Exchange Commission.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Ms. Susan E. Knight (Chair)
Mr. John G. Lewis
Dr. M. Lee Pelton

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel Changes at Fiscal Year End
On September 22, 2008, the Board of Directors approved a CEO transition plan whereby Michael A. Morache stepped down as President and CEO on October 31, 2008 and Vincent P. Riera, Senior Vice President, Sales and Service became President and CEO effective November 1, 2008.  Unless otherwise stated, references to President and CEO relate to Mr. Morache and references to Senior Vice President, Sales and Service relate to Mr. Riera.

Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, retain, motivate and reward executives to achieve both short and long-term performance objectives that bring value to our stockholders and customers.

In 2008, our executives continued to execute our strategy outlined in 2005 of transforming the Company’s products, sales, professional services and support organizations, and back-office systems and processes to support a software-as-a-service (SaaS) business model.  The first phase of this challenging transition was largely completed in 2008.  Given our compensation philosophy and business transition strategy, our executive compensation program has been designed to:

•	Drive near-term financial performance leading towards our long-term strategy;
•	Focus our executives on our most significant short and long-term objectives;
•	Grow orders and revenue in a profitable manner;
•	Promote customer renewals;
•	Drive executive performance by aligning compensation goals with our transition strategy;
•	Enable us to attract and retain superior executives in key positions;
•	Provide a competitive level of compensation;
•	Achieve fairness in compensation among our named executive officers depending on their responsibilities; and
•	Make appropriate levels of total compensation contingent on, and variable with, our financial success.

Compensation Process
Compensation Consultant / Benchmarking
The Compensation Committee retained Deloitte Consulting LLP to provide an objective market study and analysis of our named executive officers pay against our peer group.   Salary, bonus and equity ownership were analyzed utilizing proxy statements and market survey data.  A final report was provided to the Compensation Committee which was utilized in the design of the 2008 executive compensation plans.  In accordance with our goal of providing a competitive level of compensation, the Compensation Committee generally seeks to provide targeted total direct compensation for named executive officers that approximates the 50th percentile of our peer group as defined below.

With the assistance of Deloitte Consulting, the Compensation Committee chose the following peer group for comparison in analyzing the compensation of each named executive officer and insight into emerging trends in compensation practices. The compensation peer group, which is subject to periodic review and update by the Compensation Committee, consists of educational software providers and/or SaaS companies with median revenue of $99 million.  At the time of the study the companies comprising the compensation peer group were:

PLATO Learning Compensation Peer Group for 2008
• SkillSoft	• Saba Software
• Princeton Review	• Omniture
• Kenexa	• Cybersource
• Renaissance Learning	• Loopnet
• SumTotal Systems	• Scientific Learning
• Vocus

Role of Management
The Compensation Committee considers input from senior management in making determinations regarding overall executive compensation programs and the individual compensation of the named executive officers.  As part of our annual planning process, the Chief Executive Officer reviews the performance of each member of the executive team (other than himself), and performs an assessment of the achievement of pre-established financial and non-financial performance objectives.  The CEO then presents recommendations regarding salary adjustments and annual bonus awards to the Compensation Committee.

Role of the Compensation Committee
Our executive compensation program is administered by the Compensation Committee.  The Compensation Committee has the ability to exercise its discretion in modifying any recommended salary adjustments or annual bonus awards to named executive officers.  The lead non-employee director conducts an annual analysis of the CEO’s performance in which all non-employee directors evaluate the CEO’s performance.  The non-employee directors discuss the results of the evaluation during an executive session, from which the CEO is absent, and the Compensation Committee determines the annual compensation of the CEO.

Elements of Compensation
Our executive compensation program possesses base salary and variable components that include short and long-term incentive opportunities.  When evaluating compensation, the Compensation Committee does not consider any element in isolation, but rather takes into account all components of compensation to arrive at an appropriate total compensation package.  The Compensation Committee has established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation and between short-term and long-term incentive compensation.  Total compensation potential generally increases with additional organizational responsibilities.

Pay Mix Distribution
In 2008, targeted compensation was weighted more towards short-term performance to support the transition to a SaaS business model.  The average total direct compensation mix of named executive officers was as follows:

2008 Total Compensation Mix
Base Salary	49%
Cash Incentive	22%
Equity Incentive	29%

Base Salary
Base salary is designed to (i) provide fixed compensation sufficient to attract and retain the named executive officer, (ii) reward core competence in the executives’ role, (iii) align internal equity and (iv) reflect the executives’ skills, knowledge, experience and level of responsibility.

The Compensation Committee reviews the base salaries of named executive officers annually, taking into consideration recommendations of the CEO based on our compensation philosophy and the design of our compensation program described above.  Base salaries may be increased based on the following objectives, which are established at the beginning of the year:

•	Individual performance factors such as achievement of individual goals, demonstration of leadership competencies, and level of contribution and responsibility;
•	The performance of the functional area(s) under a named executive officer’s scope of responsibility;
•	Placement relative to the salary ranges of the compensation peer group to gauge competitiveness;
•	Placement relative to the salaries of our other named executive officers to ensure salaries are commensurate with each officer’s responsibilities.

During 2008, our named executive officers received an average merit increase of approximately 4%, which was consistent with our company’s overall guideline for the named executive officers based on market data.  The 4% average merit increases did not include promotional increases provided to our CFO and Sr. Vice President Sales and Services to reflect the additional responsibilities of their new positions.

Short-term Incentive Compensation
A short-term incentive opportunity is provided through our cash-based Executive Annual Incentive Plan (“EIP”) offered to all named executive officers.  The EIP is designed to focus executives on achieving our most critical near-term financial and operational goals and reinforce our pay and performance philosophy by tying compensation to our financial plan.  The executive officers were provided an opportunity to earn a percentage of their target incentive (expressed as a percent of salary) based upon the achievement of those financial goals.  In 2008, these targets ranged between 28% and 60% of base salary (see table below) and were designed to be competitive and consistent with market comparisons based on the Deloitte Consulting study mentioned above.  The varying target percentages of base salary for each named executive officer in the EIP is also based upon the degree to which his position impacts overall financial performance, and on market competitive factors.

Name	Title at 10/31/08	Cash Short-term Incentive Target as % of Base Salary
Michael A. Morache	President and Chief Executive Officer	60%
Robert J. Rueckl	Vice President and Chief Financial Officer	32%
Vincent P. Riera	Senior Vice President, Sales and Service	54%
James T. Lynn	Chief Technology Officer	40%
David H. LePage	Senior Vice President, Operations	28%

To remain eligible for a cash payment amount under the EIP, a participant must have been continuously employed from date of hire or November 1, 2007, whichever is later, through the end date of the fiscal year (October 31, 2008), except for the following circumstances, as outlined in the EIP document:  death or disability, paid or unpaid leave of absence, involuntary termination, participation for new hire or promotion, or a change in control.  The Compensation Committee has discretion to adjust payments under the EIP in the event of unexpected business challenges.  The Compensation Committee did not exercise this discretion in 2008.

Each year, the Compensation Committee determines the company-wide financial goals for the EIP, based on its assessment of our most critical financial objectives for the upcoming year.  In 2008, one half of the cash incentive was based on the achievement of quarterly and annual free cash flow goals, and one half was based on the amount of total orders achieved. These goals were selected because they correlate directly to the implementation success of our SaaS business model.

The tables below summarize the percentage of target EIP payouts for 2008 dependent on achievement of free cash flow and total orders goals.  Straight-line interpolation is applied to arrive at award payouts between achievement thresholds and awards are capped at 200%.

Free Cash Flow
($ in thousands)

Qtr 1	Qtr 2	Qtr 3	Qtr 4	Fiscal Year	% of Target Incentive Earned
Weight 25%	Weight 25%	Weight 15%	Weight 15%	Weight 20%
($8,400)	($4,800)	($1,000)	$4,200	($3,150)	50%
($6,447)	($2,850)	$2,200	$8,400	$1,303	100%
($4,250)	$0	$6,050	$12,850	$7,800	200%

Total Orders
($ in millions)

Achievement of 2008 Orders	% of Target Incentive Earned
$82.0	50%
$90.1	100%
$97.0	200%

Based on 2008 results, the weighted average achievement of the free cash flow goals was 52.6% and 0% for the total orders goal, resulting in the executives earning 26.3% (50% of 52.6%) of their target cash incentive.  The average EIP payment for the named executive officers was approximately $35,000.

Long-term Incentive Compensation
The Compensation Committee reinstated an element of equity-based long-term incentive compensation to the named executive officers’ total compensation package for 2008 that had not been included in 2007 due to the importance of critical short-term business objectives in 2007.  This element was reinstated in 2008 for the following reasons: (a) many of the most challenging near-term activities of our business transition strategy were completed in 2007, making it appropriate to return to the plan an element of long-term equity-based incentive compensation and continue to reinforce the alignment of long-term interests of management and shareholders, (b) market data provided by Deloitte Consulting indicated that equity-based compensation was an important component of a competitive total compensation package, and (c) equity-based compensation provides additional executive retention power.  Based on the addition of this element to total compensation in 2008, the Compensation Committee lowered the short-term cash incentive award opportunity.

Long-term incentive compensation is provided through the grant of stock options and performance shares.  Stock options are granted based on the executive’s employment with the company and vest over a three year period.  Performances shares are granted based on the achievement of specified financial and operating goals as further discussed below and vest one-third on the date of grant and one-third on each of the following two grant date anniversaries. During 2008, the Board of Directors approved the “Statement of Policy with Respect to Equity Award Approvals.”  The policy includes provisions that stock option awards must be granted at an exercise price, and performance shares must be valued at a price, that is not less than the fair market value of our common stock at the close of business on the grant date.

The Compensation Committee believes stock option and performance share awards align the interests of executives and stockholders because stock options only have value to the recipients if our stock price increases above the exercise price of the options awarded, and performance shares ensure that executives participate in the upside and downside of fluctuations in our stock price on the same basis as our other stockholders.  Both types of awards promote the continued implementation of our business strategy by encouraging executives to consider long-term stock performance in the development and implementation of that strategy, and to remain with the Company for the period required for vesting, subject to certain exceptions, as outlined in the EIP and award agreements.  The Compensation Committee is committed to using shares available under our equity compensation plan at appropriate rates that do not result in excessive dilution of stockholder equity.

Name	Title at 10/31/08	Target Equity Incentive (% of Base Salary)	Number of Target Performance Shares (#)	Number of Shares Underlying Stock Options (#)
Michael A. Morache	President & Chief Executive Officer	90%	43,100	107,800
Robert J. Rueckl	Vice President and Chief Financial Officer	48%	13,200	33,000
James T. Lynn	Chief Technology Officer	60%	17,300	43,300
Vincent P. Riera	Sr. Vice President, Sales and Services	46%	17,100	42,800
David H. LePage	Sr. Vice President, Operations	42%	11,500	28,800

Total Target Equity Incentive is split 50/50 between performance shares and stock options and calculated as follows:
•
Target performance shares are equal to the dollar value of 50% of the Target Equity Incentive divided by $4.39 (the average market closing price of our common stock over the last 10 trading days of our fiscal year ended October 31, 2007);

•	Stock Options are equal to performance shares multiplied by a conversion ratio of 2.5 stock options per one performance share.

Stock Options
The Compensation Committee awarded stock options, as listed above, on March 26, 2008 with an exercise price equal to the closing stock price of our common stock on that date.   The options are time based and vest one-third on December 10, 2008, one-third on December 10, 2009 and one-third on December 10, 2010.

Performance Shares
One half of the performance shares grant was based on the number of legacy PLATO customers who purchased a first-time subscription to solutions delivered on our web-based PLATO Learning Environment™  (PLE), and one half of the grant was based on the achievement of EBITDA. For purposes of the 2008 EIP, EBITDA was defined as earnings before interest, taxes, depreciation and amortization, adjusted for restructuring and impairment charges net of any current year benefit or expense associated with the restructuring and impairment charges. The minimum performance target for legacy customer conversions to PLE was approximately equal to the 2007 performance of this metric. The minimum, target and maximum levels of the EBITDA goal and the corresponding percentage of total target performance shares to be granted are indicated in the following table:

EBITDA Goal

EBITDA ($ in millions)	% of Total Target Shares Earned
$0.0	25%
$2.1	50%
$4.0	100%

In 2008, we achieved EBITDA, as defined above, of $4.4 million, resulting in the maximum payout level for this goal.  We did not achieve the minimum legacy customer PLE conversion goal.  A full 100% of the total target performance shares listed above, which is one-half of the 200% target total shares possible, were granted on December 10, 2008, with vesting occurring one-third on December 10, 2008, the date of grant, one-third on December 10, 2009 and one-third on December 10, 2010.

Conversion of Retention Bonuses
As described in our 2007 Proxy Statement, the Compensation Committee recommended and approved retention payments to certain executive officers. One-half of the retention payment was paid in December 2007 with the remainder scheduled to be paid in June 2008.  On May 13, 2008, the Compensation Committee approved management’s recommendation that the remaining cash payment due in June 2008 be replaced by a grant of restricted stock units (RSUs) of equal value on June 6, 2008.  The number of RSUs granted to each executive was determined by dividing the remaining cash payment due each executive by our closing stock price on June 6, 2008  of $2.75.  The restriction on the RSU lapsed on June 9, 2008.  This grant is included under the Stock Awards column of the Summary Compensation Table.

Severance/Change in Control Benefits
We provide our named executive officers with certain severance and change in control benefits, which are described in more detail in “Employment Agreements; Change in Control; Termination.”  The Compensation Committee’s decision to award these benefits was based on market data and competitive practices at the time these benefits were put into place.   We believe that the severance and change in control benefits assure fair treatment of the named executive officers in relation to their careers with us by assuring them of some financial security in the event of an extraordinary transaction involving our company.  These benefits also protect our stockholders by encouraging the named executive officers to continue to devote their full time and attention to their duties without distraction during a potentially disturbing circumstance, and neutralizing any bias they might have in evaluating proposals for the acquisition of our company.

Non-Qualified Deferred Compensation Plan and Pension Benefits
We do not have programs related to Non-Qualified Deferred Compensation or Pension Benefits.

Other Income and Perquisites
We believe that perquisites should not be a component of compensation.  As a result, we do not offer our executives any perquisites.

Executives are offered the same level of company-paid health, dental and vision insurance, flexible spending accounts for medical and child care expense reimbursements, life insurance, accidental death and dismemberment insurance, Employee Stock Purchase Plan (ESPP), and 401(k) plan as do all of our regular full-time employees.

The ESPP allows executives and employees to purchase our common stock on a quarterly basis at a 15% discount to the lower of the stock price at the beginning or end of each three month purchase period.

The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 50% of the first 6% of the employee’s eligible contribution.

Impact of Executive Compensation Programs - Accounting and Tax
We will consider Internal Revenue Code Section 162(m) as we establish compensation plans in the future. We intend, to the extent practicable, to preserve deductibility of compensation paid to our executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.  Our stock option grants are made under stockholder approved plans and are designed to comply with Section 162(m) so that the compensation expense associated with their exercise will generally be tax deductible.  We will continue to consider the implication of the limits on deductibility of compensation in excess of $1 million as we design our compensation programs.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended October 31, 2008 filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
John G. Lewis, Chair
M. Lee Pelton

SUMMARY COMPENSATION TABLE

The following table provides summary information related to compensation paid to, or accrued by the Company on behalf of, (i) the Company’s Chief Executive Officer as of the end of the Company’s last fiscal year (ii) the Company’s Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company (collectively the “named executive officers”) in fiscal year 2008.

Name and Principal Position at 10/31/2008	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michael A. Morache	2008	$420,000	$-	$100,520	$127,018	$66,276	$16,372	$730,186
President and	2007	400,000	87,500	-	115,529	-	22,783	625,812
Chief Executive Officer (3)
Robert J. Rueckl	2008	240,000	-	41,921	17,093	20,198	14,630	333,842
Vice President and	2007	209,011	37,935	-	10,831	-	17,702	275,479
Chief Financial Officer (4)
James T. Lynn	2008	252,000	-	51,894	41,870	26,510	11,079	383,353
Vice President and	2007	242,215	46,668	-	36,103	-	17,927	342,913
Chief Technology Officer (5)
David H. LePage	2008	240,000	-	40,154	32,173	17,674	14,513	344,514
Senior Vice President	2007	229,749	36,681	-	28,882	-	17,771	313,083
of Operations (6)
Vincent Riera	2008	325,200	-	19,736	46,044	46,185	16,593	453,758
Senior Vice President,	2007	161,538	54,000	9,050	22,580	-	42,118	289,286
Sales and Service(7)

(1) As discussed in the Compensation Discussion and Analysis section, on September 22, 2007, the Compensation Committee recommended and approved retention payments to those named executive officers eligible to participate in the Company’s Executive Incentive Plan for 2007, including Mr. Morache, Mr. Rueckl, Mr. Lynn and Mr. LePage, for $175,000, $75,870, $93,336 and $73,361, respectively. Fifty percent (50%) of each retention payment was paid to the named executive officer in cash in December 2007.  The remainder of each retention payment was scheduled to be paid in cash in June 2008, but the Compensation Committee approved management’s recommendation that the remaining cash payment due in June 2008 be replaced by a grant of restricted stock units (RSUs) of equal value on June 6, 2008.  The number of RSUs granted to each executive was determined by dividing the remaining cash payment due each executive by the Company’s closing stock price on June 6, 2008 of $2.75.  The restriction on the RSUs lapsed on June 9, 2008.  Mr. Riera’s bonus for 2007 was awarded to him for successfully completing certain organizational objectives by specified deadlines.

(2) Option Award and Stock Award values are based on SFAS 123(R).  SFAS 123(R) expense includes portions of all historical grants that are amortized in the applicable year.  The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for SFAS 123(R) reporting during the applicable year.  The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant.  For 2008, the key assumptions are as follows:  Weighted average expected term of the options is 4.6 years.  Stock price volatility is 49.0%.  Forfeiture rate is 13.0%.  Risk Free Interest Rate is the 5 year U.S. Treasury constant maturities rate per the Federal Reserve Statistical Release as of the date of grant.  The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility.

(3)  Mr. Morache was appointed President and Chief Executive Officer effective February 28, 2005 and stepped down from those positions on October 31, 2008.  Other compensation for 2008 consisted of the Company’s match contribution to Mr. Morache’s 401(k) Plan account, the value of a company-sponsored trip to recognize the Company’s top sales performers, and payment of insurance premiums for group umbrella liability insurance covering Mr. Morache.

(4)  Mr. Rueckl was appointed Vice President and Chief Financial Officer in January 2007.  He was not an executive officer of the Company prior to that time.  Other compensation for 2008 consisted of the Company’s match contribution to Mr. Rueckl’s 401(k) Plan account and payment of insurance premiums for group umbrella liability insurance covering Mr. Rueckl.

(5)  Mr. Lynn joined the Company in May 2005 as Vice President and Chief Technology Officer.  Other compensation for 2008 consisted of the Company’s match contribution to Mr. Lynn’s 401(k) Plan account and payment of insurance premiums for group umbrella liability insurance covering Mr. Lynn.

(6)  Mr. LePage has served as Senior Vice President, Operations since December 2000.  On November 14, 2008 Mr. LePage agreed to become a non-officer employee of the Company.  Other compensation for 2008 consisted of the Company’s match contribution to Mr. LePage’s 401(k) Plan account and payment of insurance premiums for group umbrella liability insurance covering Mr. LePage.

(7)  Mr. Riera joined the Company in April 2007 as Senior Vice President, K-12 Sales.  Mr. Riera was appointed President and Chief Executive Officer effective November 1, 2008.  Other compensation for 2008 consisted of the Company’s match contribution to Mr. Riera’s 401(k) Plan account, the value of a company-sponsored trip to recognize the Company’s top sales performers, and payment of insurance premiums for group umbrella liability insurance covering Mr. Riera.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended October 31, 2008.

				Estimated Future Payouts of Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts of Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Approval Date		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Michael A. Morache	1/22/08			$63,000	$252,000	$504,000	-	-	-	-	-	-	-
	3/26/08			-	-	-	-	43,100	86,200	-	107,800	$2.96	$138,997
	6/6/08	9/22/07	(3)	-	-	-	-	-	-	31,818	-		87,500
Robert J. Rueckl	1/22/08			19,200	76,800	153,600	-	-	-	-	-	-	-
	3/26/08			-	-	-	-	13,200	26,400	-	33,000	2.96	42,550
	6/6/08	9/22/07	(3)	-	-	-	-	-	-	13,794	-		37,934
James T. Lynn	1/22/08			25,200	100,800	201,600	-	-	-	-	-	-	-
	3/26/08			-	-	-	-	17,300	34,600	-	43,300	2.96	55,831
	6/6/08	9/22/07	(3)	-	-	-	-	-	-	16,970	-		46,668
David H. LePage	1/22/08			16,800	67,200	134,400	-	-	-	-	-	-	-
	3/26/08			-	-	-	-	11,500	23,000	-	28,800	2.96	37,135
	6/6/08	9/22/07	(3)	-	-	-	-	-	-	13,338	-		36,680
Vincent P. Riera	1/22/08			43,902	175,608	351,216	-	-	-	-	-		-
	3/26/08			-	-	-	-	17,100	34,200	-	42,800	2.96	55,186

(1) These amounts represent a range of potential payments under the Executive Incentive Plan (“EIP”) for 2008.  For a description of the EIP see the “Short-Term Incentive Compensation” discussion above.

(2) These amounts represent a range of potential performance shares that can be granted as long-term incentive compensation.  For a description of the plan grant of performance shares see the “Long–term Incentive Compensation – Performance Shares” discussion above.

(3) On June 6, 2008, the Compensation Committee converted the second payment of retention payments approved on September 22, 2007 to RSUs.  The restrictions of the RSUs lapsed on June 9, 2008.  For a description of the conversion see the “Long–term Incentive Compensation – Conversion of Retention Bonuses” discussion above.  The value of the RSUs is reported in the “Bonus” column of the Summary Compensation Table for 2007.

(4) Stock options were granted as described in the “Long–term Incentive Compensation – Stock Options” section discussed above.
(5) Restricted stock units and stock options were granted at 100% of the fair market value of our common stock on the date of grant.  The full value of the RSUs is determined by multiplying the number of RSUs granted by the grant date fair market value of a share of common stock of $2.75.  The estimated option value has been determined by application of the Black-Scholes pricing model based upon the terms of the option grants and our stock price performance history as of the date of the grant.  Options vest ratably over a three-year period beginning one year from the date of grant and expire eight years following the date of grant.  See Note 13 to Consolidated Financial Statements in the Annual Report on Form 10-K filed January 14, 2009 for discussion of equity valuation assumptions.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table summarizes the equity awards we have made to the named executive officers that were outstanding as of October 31, 2008.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Michael A. Morache (1)	-		107,800	(2)	$2.96	3/26/16	-		$-
	80,000	(3)	80,000	(3)	7.60	12/7/13	-		-
	200,000	(4)	-		7.77	2/28/13	-		-
Robert J. Rueckl	-		33,000	(2)	2.96	3/26/16	-		-
	7,500	(3)	7,500	(3)	7.60	12/7/13	-		-
	40,000	(5)	-		7.38	6/27/13	-		-
James T. Lynn	-		43,300	(2)	2.96	3/26/16	-		-
	25,000	(3)	25,000	(3)	7.60	12/7/13	-		-
	90,000	(6)	-		7.42	5/5/13	-		-
David H. LePage	-		28,800	(2)	2.96	3/26/16	-		-
	20,000	(3)	20,000	(3)	7.60	12/7/13	-		-
	15,000	(7)	-		10.26	12/10/11	-		-
	15,000	(8)	-		7.95	9/16/11	-		-
	15,000	(9)	-		6.66	9/10/10	-		-
	2,500	(10)	-		17.00	3/14/10	-		-
	10,000	(11)	-		16.43	9/18/11	-		-
	10,667	(12)	-		14.11	12/5/10	-		-
	10,667	(13)	-		13.31	9/13/10	-		-
	9,334	(14)	-		3.75	12/23/09	-		-
	9,334	(15)	-		5.06	9/17/09	-		-
	9,334	(16)	-		6.75	12/10/08	-		-
Vincent P. Riera	-		42,800	(2)	2.96	3/26/16	-		-
	25,000	(17)	75,000	(17)	4.55	4/16/15	-		-
	-		-		-		13,500	(18)	23,220	(19)

(1) Mr. Morache stepped down as President and CEO on October 31, 2008.
(2) The vesting dates for the 3/26/08 option grants are 12/10/08, 12/10/09 and 12/10/10.  In the event employment with the Company is terminated without cause, by the employee with cause or upon occurrence of a change in control, all outstanding options will become immediately exercisable and will remain exercisable throughout their entire term.

(3) The vesting dates for the 12/7/05 option grants are 12/7/06, 12/7/07, 12/7/08 and 12/7/09.  Notwithstanding the foregoing, for Mr. Morache, the options not vested as of 12/31/08 became fully vested as of that date pursuant to an agreement between the Company and Mr. Morache in connection with the Company’s CEO transition.  For Mr. Lynn’s options, upon a change in control any and all outstanding options will become immediately exercisable and will remain exercisable throughout their entire term.

(4) The vesting date for the 2/28/05 option grant was 10/26/05. Resale restrictions applied until normal vesting dates of 2/28/06, 2/28/07 and 2/28/08.
(5) The vesting date for the 6/27/05 option grant was 10/26/05. Resale restrictions applied until normal vesting dates of 6/27/06, 6/27/07 and 6/27/08.
(6) The vesting date for the 5/5/05 option grant was 10/26/05. Resale restrictions applied until normal vesting dates of 5/5/06, 5/5/07 and 5/5/08.
(7) The vesting dates for the 12/10/03 option grant were 12/10/04, 12/10/05 and 12/10/06.
(8) The vesting dates for the 9/16/03 option grant were 9/16/04, 9/16/05 and 9/16/06.
(9) The vesting dates for the 9/10/02 option grant were 9/10/03, 9/10/04 and 9/10/05.
(10) The vesting dates for the 3/14/02 option grant were 3/14/03, 3/14/04 and 3/14/05.
(11) The vesting dates for the 9/18/01 option grant were 9/18/02, 9/18/03 and 9/18/04.
(12) The vesting dates for the 12/5/00 option grant were 12/5/01, 12/5/02 and 12/5/03.
(13) The vesting dates for the 9/13/00 option grant were 9/13/01, 9/13/02 and 9/13/03.
(14) The vesting dates for the 12/23/99 option grant were 12/23/00, 12/23/01 and 12/23/02.
(15) The vesting dates for the 9/17/99 option grant were 9/17/00, 9/17/01 and 9/17/02.
(16) The vesting dates for the 12/10/98 option grant were 12/10/99, 12/10/00 and 12/10/01.
(17) The vesting dates for the 4/16/07 option grant are 4/16/08, 4/16/09, 4/16/10 and 4/16/11.  Upon a change in control and upon Mr. Riera’s termination for any reason other than cause after a change in control any and all outstanding options will become immediately exercisable and will remain exercisable throughout their entire term.

(18) The vesting dates for the 4/16/07 stock grant are 4/16/08, 4/16/09, 4/16/10 and 4/16/11.  All unvested awards shall vest if the Company terminates Mr. Riera’s employment without "Cause" or Mr. Riera terminates employment for "Good Reason" within 24 months following a "Change in Control" (as each term is defined in Mr. Riera’s employment agreement with the Company).

(19) Market value calculated using the closing stock price on October 31, 2008 of $1.72.

OPTION EXERCISES AND STOCK VESTED

There were no option exercises by the named executive officers during the year ended October 31, 2008.  Stock vested during the year ended October 31, 2008 was as follows:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Morache (1)	31,818	$90,999
Robert J. Rueckl (1)	13,794	39,450
James T. Lynn (1)	16,970	48,534
David H. LePage (1)	13,338	38,147
Vincent P. Riera (2)	4,500	$11,385

(1) As discussed in the Compensation Discussion and Analysis section, the second half of the retention payments approved by the Compensation Committee in 2007 were converted to Restricted Stock Units in March 2008.  The RSUs were granted at 100% of the fair market value of our common stock on the date of grant.  The value realized on vesting of the RSUs is determined by multiplying the number of RSUs vested by the closing market price for a share of common stock on the vesting date of $2.86.

(2) Mr. Riera received 18,000 shares of restricted stock which vest on 4/16/08, 4/16/09, 4/16/10 and 4/16/11.  All unvested awards shall vest if the Company terminates Mr. Riera’s employment without "Cause" or Mr. Riera terminates employment for "Good Reason" within 24 months following a "Change in Control" (as each term is defined in Mr. Riera’s employment agreement with the Company).  Value realized on vesting was calculated using the closing stock price on 4/16/08 of $2.53.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; TERMINATION

The Company has entered into employment agreements with Mr. Morache, Mr. Rueckl, Mr. Lynn, Mr. LePage and Mr. Riera.  Each of the agreements, after its initial term, is subject to an automatic one-year extension, unless terminated prior to that date.  All employment agreements are on calendar year renewal.

Under the employment agreements for the named executive officers, the Company is required to pay severance benefits in connection with certain terminations of employment, including a termination in connection with a change in control of the Company.  In addition, the named executive officers have stock option agreements that provide for accelerated vesting of awards in connection with certain terminations of employment or a change in control of the Company.  See footnotes to the “Outstanding Equity Awards at Fiscal 2008 Year-End” table for specific detail.

On September 22, 2008, the Board of Directors approved a CEO transition plan whereby Michael A. Morache stepped down as President and CEO effective upon the close of business on October 31, 2008, and Vincent P. Riera became the Company’s President and CEO, effective November 1, 2008.  Mr. Morache remained as an employee through December 31, 2008 to assist in the transition.  In connection with the transition plan, the Board of Directors approved an arrangement with Mr. Morache whereby, after the execution of a release and waiver in a form acceptable to the Company and the expiration of the applicable rescission period, he will receive the severance benefits as described in the table below under the “Termination without Cause” column.

Upon appointment as President and CEO, Mr. Riera entered into a new employment agreement that replaced his prior employment agreement.  The new employment agreement includes terms and conditions substantially similar to those included in Mr. Riera’s prior employment agreement, adjusted for the responsibilities of his new position.

Potential Payments upon Termination
Death or Disability
Upon termination by reason of death or disability, the named executive officer shall be entitled only to accrued but unpaid salary through the date of termination, together with any other benefit or payment provided under the Company’s plans, policies or programs in accordance with their terms.

Cause or Without Good Reason
The Company may terminate the agreement and the executive’s employment for cause (as defined in the employment agreements) upon ten day’s prior written notice to the executive.  The executive may terminate their agreement and his employment without good reason (as defined in the employment agreements) upon thirty days’ prior written notice to the Company.  Upon termination for cause or without good reason, the executive shall be entitled only to accrued but unpaid salary through the date of termination, together with any other benefit or payment provided under the Company’s plans, policies or programs in accordance with their terms.

Good Reason or Without Cause
The Company may terminate the agreement and the executive’s employment without cause upon thirty days’ prior written notice to Executive.  The executive may terminate his employment for good reason upon thirty days’ prior written notice to the Company.  Upon termination for good reason or without cause, the executive shall be entitled to their respective benefits as outlined in the table below.

Conditions
The named executive officer’s severance benefits are conditioned upon the execution of a release of claims in favor of the Company, the return to the Company of all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in the executive’s possession and/or control that relate to (i) the confidential business information of the Company or any of its subsidiaries, (ii) the business activities or facilities of the Company or its past, present, or prospective clients, and the affirmation of certain non-disclosure and non-solicitation restrictive covenants with respect to our confidential business information, including proprietary information, intellectual property, trade secrets, customers (one year non-solicit) and employees (one year non-solicit).  In addition, the named executive officers may not compete with the Company for a period of one year after the date of termination.

Right of Recapture
In the event the Company determines that, within one year after termination of the agreement and the executive’s employment, prior to termination he engaged in any activity which would have constituted a basis for termination by the Company for cause while employed by the Company, or if the executive breaches the restrictive covenants of the agreement, then (i) the Company shall have no further obligations to pay the lump sum severance payment or to continue providing the executive and his spouse and dependents with health and other welfare benefits; (ii) upon written notice to the executive from the Company, the executive shall pay to the Company within ten business days any lump severance payment received by the executive and (iii) if the executive has exercised any stock options granted to him by the Company, the executive shall pay to the Company, within ten business days after written notice from the Company, the difference between (A) the aggregate fair market value on the date (or dates) of exercise of the shares subject to stock options which were exercised by the executive on or after the date which is one year prior to the executive’s termination of employment and (B) the aggregate exercise price of such stock options.

Right to Exercise
Options expire on the date determined by the Board of Directors but no later than ten years from the grant date.  Options granted on March 14, 2002 and after expire on their eight year anniversary, subject to early forfeiture in the event of termination of employment.

Under the 1997 Stock Incentive Plan and the 2000 Stock Incentive Plan, employees (or their beneficiaries) generally have (i) 90 days to exercise any vested stock options if their termination is voluntary, involuntary (other than for cause in which all options are forfeited immediately) or on account of retirement as defined in the respective plans or award agreements and (ii) twelve months if their termination is on account of disability or death.  If the employee dies during the one year period following termination of employment by reason of disability or retirement on or after age 62 after a minimum of three years of employment, or during the 90 day period following the termination of employment for any other reason other than for cause, the option to the extent it was exercisable on the date of death may be exercised by the employee’s executor, administrator or legal representative for a period of one year from the date of such death or until the expiration of the term of the option, whichever period is shorter.

Under the 2002 Stock Plan and the 2006 Stock Incentive Plan, employees (or their beneficiaries) generally have (i) 90 days to exercise any vested stock options if their termination is voluntary or involuntary (other than for cause in which all options are forfeited immediately), (ii) 36 months to exercise any vested stock options if their termination is on account of retirement as defined in the respective plans, award agreements or employment agreements, and (iii) twelve months if their termination is on account of disability or death.

Certain option grants vest upon a change in control of the Company.  All unvested awards made on or before March 3, 2005 under the 2002 Stock Plan and the 2006 Stock Incentive Plan will immediately vest upon a change in control and be exercisable throughout the entire term of the award; and any restriction periods or other restrictions imposed on restricted stock, will lapse.  For all grants made subsequent to March 3, 2005, only certain outstanding options and restricted stock have change in control provisions.  The options and restricted stock awards and the applicable change in control provisions are reported in the "Outstanding Equity Awards at Fiscal 2008 Year-End" table and footnotes above.  In connection with the Company’s CEO transition, the vesting of certain stock option grants to Mr. Morache were accelerated and will remain exercisable throughout the original term of those options as described below in the “Certain Relationships and Related Transactions” section.

Potential Payments upon Change in Control
A change in control as defined in the employment agreements includes any of the following events:

•	The replacement of a majority of our directors;
•	The acquisition of 50% or more of our voting securities by any non-participant of the Company’s Stock Incentive Plan;
•	The consummation of any merger or business combination that requires the approval of the Company’s stockholders;
•	The complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or
•	The occurrence of any other event that the Board determines constitutes a change in control.

In the event that an executive’s employment agreement continues for two years after a change in control, each of the named executive officers will: (a) receive a lump sum as stated in their individual agreement, (b) be eligible for annual cash bonus compensation based on bonus amounts and performance criteria determined by our Board of Directors, (c) be eligible for stock option and restricted stock grants in accordance with our stock option plan and at the discretion of the Board, and (d) be eligible for other employee benefit plans and programs similar to those available to our other senior executives, excluding our Chief Executive Officer.

The following table estimates the incremental value of amounts that would be payable to the named executive officers (“NEO”) in each of the specified circumstances on October 31, 2008, based on the per share closing market price of our common stock on October 31, 2008 (the last trading day of the Company’s fiscal year 2008) of $1.72.

Payments and Benefits	Name	Termination by the Company Without Cause or by the NEO for Good Reason		Change in Control - No Termination of Employment for 2 Years		Change in Control - Termination by the Company Without Cause or by the NEO for Good Reason Less than 2 Years after CIC
Severance
	Michael A. Morache (1)	590,000	(3)	-		-
	Robert J. Rueckl	240,000	(4)	240,000	(4)	240,000	(4)
	James T. Lynn	252,000	(4)	252,000	(4)	252,000	(4)
	David H. LePage	240,000	(4)	240,000	(4)	240,000	(4)
	Vincent P. Riera (2)	325,200	(4)	325,200	(4)	325,200	(4)
Non-Equity based Incentive Compensation (5)
	Michael A. Morache (1)	66,276		-		-
	Robert J. Rueckl	20,198		20,198		20,198
	James T. Lynn	26,510		26,510		26,510
	David H. LePage	17,674		17,674		17,674
	Vincent P. Riera (2)	46,185		46,185		46,185
Benefits and Perquisites (6)
	Michael A. Morache (1)	26,143		-		-
	Robert J. Rueckl	16,335		-		16,335
	James T. Lynn	12,037		-		12,037
	David H. LePage	12,259		-		12,259
	Vincent P. Riera (2)	16,651		-		16,651
Accelerated Vesting on Unvested Options/Restricted Stock
	Michael A. Morache (1)	(7)		-		-
	Robert J. Rueckl	(7)		(7)		(7)
	James T. Lynn	(7)		(7)		(7)
	David H. LePage	(7)		(7)		(7)
	Vincent P. Riera (2)	23,220	(8)	-		23,220	(8)
Totals
	Michael A. Morache (1)	682,419		-		-
	Robert J. Rueckl	276,533		260,198		276,533
	James T. Lynn	290,547		278,510		290,547
	David H. LePage	269,933		257,674		269,933
	Vincent P. Riera (2)	411,256		371,385		411,256

(1) Mr. Morache stepped down as President and CEO on October 31, 2008. Mr. Morache’s employment was terminated by the Company without cause.
(2) Mr. Riera was appointed President and CEO as of November 1, 2008.  As the table reflects amounts as of October 31, 2008, Mr. Riera’s listed compensation is for his 2008 role as Senior Vice President, Sales and Service.

(3) Per his employment agreement, Mr. Morache will receive two times his base salary less $250,000 to be paid $460,000 on February 1, 2009 and $130,000 on July 1, 2009.
(4) If a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason, or if a named executive officer continues employment for two years from the date of the change in control, the named executive officer will receive one times his base salary to be paid in a lump sum within 10 business days following termination or two years from date of change in control respectively.  In connection with Mr. Riera’s appointment as President and CEO, he entered into a new employment agreement that provides that he will receive two times his annual base salary of $390,000 under the new agreement in the circumstances indicated above.

(5) The executives earned 26.3% of their target cash incentive compensation under the 2008 EIP. See the Short Term Compensation section above for additional information.
(6) Named executive officers are entitled to continuation of health and other welfare benefits (including life, accident and disability benefits) to the executive and his spouse and dependents under the Benefit Plans in which they participated on the date of the executive’s termination, for twenty-four (24) months in the case of Mr. Morache, and twelve (12) months in the case of all other named executives following the date of the executive’s termination on substantially the same terms and conditions (including contributions by the executive) as in effect immediately prior to the executive’s termination. To the extent that the health and other welfare benefits cannot be provided after termination of employment under applicable law or the terms of the Benefit Plans then in effect (and cannot be provided through the Company’s paying the applicable premium for the executive under COBRA), the Company shall pay to the executive such amount as is necessary to provide the executive, on an after-tax basis, with an amount equal to the cost of acquiring, for the executive and his spouse and dependents, (on a non-group basis) those health and other welfare benefits that would otherwise be lost as a result of the executive’s termination.  In connection with Mr. Riera’s appointment as President and CEO, he entered into a new employment agreement that provides that he and his spouse and dependents will be entitled to continuation of health and other welfare benefits for eighteen (18) months after his termination subject to the terms and conditions described above.

(7) Upon the named executive officer’s termination for any reason other than cause after a change in control, all outstanding stock options will become immediately exercisable, and will remain exercisable throughout their entire term.  Currently all options held by these individuals have prices that are more than the ending stock price on October 31, 2008 of $1.72.

(8) Upon the Company terminating Mr. Riera without cause or Mr. Riera terminating his employment for good reason within 24 months of a change in control, all outstanding restricted stock will become immediately vested and all restrictions will lapse.  Mr. Riera holds 13,500 shares of unvested restricted stock that were granted upon his hire.  Market value calculated using the closing stock price on October 31, 2008 of $1.72.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions
David W. Smith was the Executive Chairman of the Board until May 31, 2007.  At that time the Company entered into an agreement with Mr. Smith to provide consulting services to the Company.  Under the agreement, Mr. Smith may provide the Company up to 50 days of consulting services at a rate of $3,000 per day, plus expenses, through June 20, 2008.  During 2008, Mr. Smith provided one day of consulting to the Company for a total fee of $3,000.  This fee was in addition to the compensation earned for his services as a Director.

On September 22, 2008, the Board of Directors approved a CEO transition plan whereby Michael A. Morache stepped down as President and CEO effective upon the close of business on October 31, 2008, and Vincent P. Riera became the Company’s President and CEO, effective November 1, 2008.  Mr. Morache remained as an employee through December 31, 2008 to assist in the transition.  Pursuant to the transition plan and Mr. Morache’s employment agreement, after Mr. Morache’s execution of a release and waiver in a form acceptable to the Company and the expiration of the applicable rescission period, Mr. Morache will receive, among other things and subject to certain conditions, (1) severance of $590,000 (the amount equal to two times his annual salary as of the date of termination less $250,000); (2) continuation of health and other welfare benefits for 24 months following the date of termination; (3) vesting of all stock option grants dated February 28, 2005 and December 7, 2005 not previously vested as the date of termination, which options will remain exercisable throughout the original term of those options; and (4) reimbursement for up to $5,000 for legal fees related to consultation with an attorney prior to signing the release and waiver.

During the fiscal year ended October 31, 2008, other than as described above, the Company was not involved in any transactions with related persons required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K under the Securities Act of 1933.

Policy Relating to Review and Approval of Related Party Transactions and Code of Ethics
The Board of Directors has adopted a Policy on Related Person Transactions and a Code of Business Conduct and Ethics (both posted on our website, www.plato.com), which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors.  The Policy on Related Person Transactions was adopted to assess whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders of any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company.

All transactions in which the Company or a subsidiary and a “Related Person” are participants and that involve an aggregate amount exceeding $120,000 are subject to the policy.  The policy defines a “Related Person” to be any director or executive officer of the Company, any nominee for director, any stockholder owning in excess of 5% of the total equity of the Company and any immediate family member of such a person.  An “immediate family member” is any child, stepchild, parent, stepparent, spouse, sibling, parent-in-law, child-in-law, or sibling-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

All transactions subject to the policy must be approved or ratified by the Nominating & Governance Committee of the Board of Directors (or the full Board).  The Nominating & Governance Committee has delegated to the CEO the authority to review all transactions subject to the policy to determine initially whether the transaction is fair and reasonable to the Company and consistent with the best interests of the Company.  The CEO reports his determinations to the Chair of the Nominating & Governance Committee, who advises all members of the Nominating & Governance Committee of the CEO’s determinations. If the transaction involves a Related Person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote respecting such approval or ratification.

Factors the Nominating & Governance Committee or the Board may take into account when determining whether to approve or ratify a transaction subject to the policy include (i) the business purpose of the transaction, (ii) whether the transaction is entered into on an arms-length basis on terms fair to the Company, (iii) whether the transaction would violate any provisions of the Company’s Code of Business Conduct and Ethics, and (iv) whether a reasonable investor would consider the Related Person’s interest in the transaction important (together with all other available information) in deciding whether to buy, sell or hold the Company’s securities.

The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest.  The Board of Directors has also adopted a Code of Ethics for Certain Financial Employees.  The Audit Committee is responsible for monitoring compliance with the Code of Business Conduct and Ethics and the Code of Ethics for Certain Financial Employees.  Outside counsel and management periodically reports the Company’s compliance efforts to the Audit Committee.  In addition, the Company requires all sales management to sign a letter representing they have provided the Company with all customer contract information, that no side agreements exist, and that certain circumstances that would prohibit revenue recognition do not exist. The executive officers and the Board of Directors are also required to complete a questionnaire on an annual basis, which requires them to disclose any related person transactions and conflicts of interest.

OTHER INFORMATION

The Board of Directors knows of no other matters that may come before the meeting.  However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

STOCKHOLDER COMMUNICATION WITH THE BOARD

We do not have a formal procedure for stockholder communication with our Board of Directors.  In general, our Directors and Executive Officers are easily accessible by telephone, postal mail or electronic mail.  Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer with a request to forward the same to the intended recipient.  Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at the Company address.  All such communications will be forwarded to the intended recipient unopened.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules.  To be included in next year’s proxy materials, stockholder proposals prepared in accordance with the proxy rules and our charter documents must be received by us on or after December 26, 2009 and on or before January 25, 2010.  Similarly, nominations by stockholders of candidates for election as directors must be received by us on or after December 26, 2009 and on or before January 25, 2010 to be considered timely in accordance with our charter documents.  Our annual meeting for the fiscal year ending October 31, 2009, is expected to be held on or about March 25, 2010, and proxy materials in connection with that meeting are expected to be mailed on or about February 12, 2010.

BY THE ORDER OF THE BOARD OF DIRECTORS,

/s/ Robert J. Rueckl
Robert J. Rueckl
Corporate Secretary

PLATO LEARNING, INC. ATTN: INVESTOR RELATIONS 10801 NESBITT AVENUE SOUTH BLOOMINGTON, MN 55437
VOTE BY INTERNET - www.proxyvote.com
To vote by Internet, please access the website, www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (ET) on March 25, 2009.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PLATO Learning, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
To vote by touch tone telephone, please call 1-800-690-6903. Please have your proxy card in hand when you call and then follow the instructions. You may vote by telephone at any time until 11:59 p.m. (ET) on March 25, 2009.

VOTE BY MAIL
To vote by mail, please mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLATO Learning, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone please do not mail your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PLTLR1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PLATO LEARNING, INC. The Board of Directors Recommends a Vote FOR Items 1 and 2. Vote On Directors
1.	Election of Class I Directors Nominees	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) M. Lee Pelton
02) J. (Ted) Sanders
	03) Steven R. Becker	☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2009.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

If you vote by telephone or Internet, please do not mail your Proxy Card.

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	Yes	No
	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLATO Learning, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, March 26, 2009
2:30 p.m.

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLATO Learning, Inc. 10801 Nesbitt Avenue South Bloomington, MN 55437	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 26, 2009.

The shares of stock owned in the account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Vincent P. Riera, and/or Robert J. Rueckl, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.

PLATO LEARNING, INC. ** IMPORTANT NOTICE ** Regarding the Availability of Proxy Materials	Stockholder Meeting to be held on 03/26/09
Proxy Materials Available ● Notice and Proxy Statement
You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.	● Form 10-K

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
PROXY MATERIALS - VIEW OR RECEIVE
PLATO LEARNING, INC. ATTN: INVESTOR RELATIONS 10801 NESBITT AVENUE SOUTH BLOOMINGTON, MN 55437
You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.
To facilitate timely delivery please make the request as instructed below on or before 03/12/09.

HOW TO VIEW MATERIALS VIA THE INTERNET
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HOW TO REQUEST A COPY OF MATERIALS

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2) BY TELEPHONE - 1-800-579-1639
3) BY E-MAIL*- sendmaterial@proxyvote.com
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See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information		How To Vote
Meeting Type:	Annual	Vote In Person
Meeting Date:	03/26/09
Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting, you will need to request a ballot to vote these shares.

Meeting Time:	2:30 P.M., CST
For holders as of:	01/30/09
Meeting Location:
PLATO Learning, Inc.
10801 Nesbitt Avenue South		Vote By Internet
Bloomington, MN 55437
To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Class I Directors
Nominees:
01) M. Lee Pelton
02) J. (Ted) Sanders
03) Steven R. Becker

2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2009.

3.	In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting and all adjoumments thereof.